Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements of our reports dated February 25, 2022, with respect to the consolidated financial statements of Liberty Media Corporation and subsidiaries and the effectiveness of internal control over financial reporting.

Description	Registration Statement No.	Description
S-8	333-251223	Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended
S-8	333-235374	Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended
S-8	333-229965	Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended
S-8	333-222135	Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended
S-8	333-219885	Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended
S-8	333-216318	Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015), as amended
S-8	333-211245

Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015), as amended; Liberty Media Corporation 2013 Nonemployee Director Incentive Plan (Amended and Restated as of December 17, 2015), as amended; Liberty Media Corporation Transitional Stock Adjustment Plan, as amended

S-8	333-210818	Liberty Media 401(k) Savings Plan
S-3ASR	333-260784	Registration of shares of Liberty SiriusXM’s Series A Common Stock

/s/ KPMG LLP

Denver, Colorado
February 25, 2022